ANNUAL REPORT / JULY 31, 2009

Legg Mason Partners

Convertible Fund

Managed by	CLEARBRIDGE ADVISORS

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Fund objective

The Fund seeks current income and capital appreciation.

Fund name change

During the fourth quarter of 2009, it is expected that the Fund’s name will change to Legg Mason ClearBridge Convertible Fund. There will be no change in the Fund’s investment objective or investment policies as a result of the name change.

What’s inside

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc.

Letter from the chairman

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

While the U.S. economy remained weak during the twelve-month reporting period ended July 31, 2009, there were indications that the worst may be over. Looking back, the U.S. Department of Commerce reported that third and fourth quarter 2008 U.S. gross domestic product (“GDP”)i contracted 2.7% and 5.4%, respectively. The economic contraction accelerated during the first quarter of 2009, as GDP fell 6.4%. However, the news was relatively better during the second quarter, as the preliminary estimate for GDP was a 1.0% decline. The economy’s more modest contraction was due, in part, to smaller declines in both exports and business spending.

The U.S. recession, which began in December 2007, now has the dubious distinction of being the lengthiest since the Great Depression. Contributing to the economy’s troubles has been extreme weakness in the labor market. Since December 2007, approximately 6.7 million jobs have been shed and we have experienced nineteen consecutive months of job losses. In addition, the unemployment rate remains high, reported as 9.4% in July 2009.

Another strain on the economy, the housing market, may finally be getting closer to reaching a bottom. After plunging late in 2008, new single-family home starts have been fairly stable and sales of single-family homes increased for the third consecutive month in June 2009. In addition, while home prices have continued to fall, the pace of the decline has moderated somewhat. Other recent economic news also seemed to be “less negative.” Inflation remained low, manufacturing contracted at a slower pace and job losses in July 2009 were the lowest monthly amount since August 2008.

Ongoing issues related to the housing and subprime mortgage markets and seizing credit markets prompted the Federal Reserve Board (“Fed”)ii to take aggressive and, in some cases, unprecedented actions. After reducing the federal funds rateiii from 5.25% in August 2007 to a range of 0 to 1/4 percent in December 2008 — a historic low — the Fed has maintained this stance thus far in 2009. In conjunction with its August 2009 meeting, the Fed stated that it “will maintain the target range for the federal funds rate at 0 to 1/4 percent and continues to anticipate that economic conditions are likely to warrant exceptionally low levels of the federal funds rate for an extended period.”

Legg Mason Partners Convertible Fund	I

Letter from the chairman continued

In addition to maintaining extremely low short-term interest rates, the Fed took several actions to improve liquidity in the credit markets. Back in September 2008, it announced an $85 billion rescue plan for ailing AIG and pumped $70 billion into the financial system as Lehman Brothers’ bankruptcy and mounting troubles at other financial firms roiled the markets. More recently, the Fed has taken additional measures to thaw the frozen credit markets, including the purchase of debt issued by Fannie Mae and Freddie Mac, as well as introducing the Term Asset-Backed Securities Loan Facility (“TALF”). In March 2009, the Fed continued to pursue aggressive measures as it announced its intentions to:

•	Purchase up to an additional $750 billion of agency mortgage-backed securities, bringing its total purchases of these securities to up to $1.25 trillion in 2009.

•	Increase its purchases of agency debt this year by up to $100 billion to a total of up to $200 billion.

•	Buy up to $300 billion of longer-term Treasury securities over the next six months.

The U.S. Department of the Treasury has also taken an active role in attempting to stabilize the financial system, as it orchestrated the government’s takeover of mortgage giants Fannie Mae and Freddie Mac in September 2008. In October, the Treasury’s $700 billion Troubled Asset Relief Program (“TARP”) was approved by Congress and signed into law by former President Bush. Then, in March 2009, Treasury Secretary Geithner introduced the Public-Private Partnership Investment Program (“PPIP”), which is intended to facilitate the purchase of troubled mortgage assets from bank balance sheets. President Obama has also made reviving the economy a priority in his administration, the cornerstone thus far being the $787 billion stimulus package that was signed into law in February 2009.

The U.S. stock market was extremely volatile and generated very poor results during the twelve-month reporting period. After modestly rising in August 2008, stock prices fell during five of the next six months through February 2009. There was no shortage of headwinds facing stocks during that period, including the rapidly weakening global economy, an ongoing credit crisis, turmoil in the financial markets and plunging corporate profits. Stock prices continued to decline in early March, reaching a twelve-year low on March 9th. Stocks then rallied sharply through the end of July, as the S&P 500 Indexiv (the “Index”) rose approximately 47% — the steepest gain since 1933. This rebound was due to a variety of factors, including optimism that the economy was bottoming and that corporate profits would improve as the year progressed. However, the rally was not enough to overcome the market’s earlier weakness, as the Index returned -19.96% over the twelve-month reporting period.

II	Legg Mason Partners Convertible Fund

During the twelve-month reporting period ended July 31, 2009, both short- and long-term Treasury yields experienced periods of extreme volatility. When the period began, two- and ten-year Treasury yields were 2.52% and 3.99%, respectively. While earlier in 2008 investors were focused on the subprime segment of the mortgage-backed market, these concerns broadened to include a wide range of financial institutions and markets. As a result, other fixed-income instruments also experienced increased price volatility. This unrest triggered several “flights to quality,” causing Treasury yields to move lower (and their prices higher), while riskier segments of the market saw their yields move higher (and their prices lower). This was particularly true toward the end of 2008, as the turmoil in the financial markets and sharply falling stock prices caused investors to flee securities that were perceived to be risky, even high-quality corporate bonds and high-grade municipal bonds. When the first half of the reporting period ended on January 31, 2009, two- and ten-year Treasury yields were 0.94% and 2.87%, respectively. During the second half of the period, Treasury yields generally moved higher (and their prices lower) until early June. Two- and ten-year yields peaked at 1.42% and 3.98%, respectively, before falling and ending the reporting period at 1.13% and 3.52%, respectively. In a reversal from 2008, investor risk aversion faded as the twelve-month reporting period progressed, driving spread sector (non-Treasury) prices higher. For the twelve-month period ended July 31, 2009, the Barclays Capital U.S. Aggregate Indexv returned 7.85%.

Special shareholder notice

The Board of Trustees of Legg Mason Partners Convertible Fund (the “Fund”) recently approved a reorganization pursuant to which the Fund’s assets would be acquired, and its liabilities would be assumed, by Legg Mason Partners Capital and Income Fund (the “Acquiring Fund”) in exchange for shares of the Acquiring Fund. The Fund would then be liquidated, and shares of the Acquiring Fund would be distributed to Fund shareholders.

Under the reorganization, Fund shareholders would receive shares of the Acquiring Fund with the same aggregate net asset value (“NAV”)vi as their shares of the Fund. It is anticipated that no gain or loss for federal income tax purposes would be recognized by Fund shareholders as a result of the reorganization.

The reorganization is subject to the satisfaction of certain conditions, including approval by Fund shareholders. Proxy materials describing the reorganization are expected to be mailed in October 2009. If the reorganization is approved by Fund shareholders, it is expected to occur during December 2009. Prior to the reorganization, shareholders can continue to purchase, redeem and exchange shares subject to the limitations described in the Fund’s prospectus.

Legg Mason Partners Convertible Fund	III

Letter from the chairman continued

A special note regarding increased market volatility

Dramatically higher volatility in the financial markets has been very challenging for many investors. Market movements have been rapid — sometimes in reaction to economic news, and sometimes creating the news. In the midst of this evolving market environment, we at Legg Mason want to do everything we can to help you reach your financial goals. Now, as always, we remain committed to providing you with excellent service and a full spectrum of investment choices. Rest assured, we will continue to work hard to ensure that our investment managers make every effort to deliver strong long-term results.

We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our enhanced website, www.leggmason.com/individualinvestors. Here you can gain immediate access to many special features to help guide you through difficult times, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

During periods of market unrest, it is especially important to work closely with your financial advisor and remember that reaching one’s investment goals unfolds over time and through multiple market cycles. Time and again, history has shown that, over the long run, the markets have eventually recovered and grown.

Information about your fund

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s reporting period and to learn how those conditions have affected Fund performance.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

August 28, 2009

IV	Legg Mason Partners Convertible Fund

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

[v]

The Barclays Capital (formerly Lehman Brothers) U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

vi

Net asset value (“NAV”) is the dollar value of a single mutual fund share, based on the value of the underlying assets of the fund minus its liabilities, divided by the number of shares outstanding. NAV is calculated at the end of each business day.

Legg Mason Partners Convertible Fund	V

Fund overview

Q. What is the Fund’s investment strategy?

A. The Fund seeks current income and capital appreciation. Under normal market conditions, the Fund invests at least 80% of the value of its net assets, plus any borrowings for investment purposes, in convertible securities. These are either bonds or preferred shares which may be converted into common stock or other equity interests of the issuer at a predetermined price or rate. The Fund also may invest up to 20% of its assets in “synthetic convertible securities,” equity securities and debt securities that are not convertible. Synthetic convertible securities are created by combining non-convertible preferred shares or debt securities with common stocks, warrants or call options. These synthetic instruments are designed to perform like convertible securities.

The Fund may invest up to 25% of its assets in foreign securities. The Fund may invest in securities rated below investment grade or, if unrated, determined to be of comparable quality.

Q. What were the overall market conditions during the Fund’s reporting period?

A. Overall conditions were quite tumultuous in the convertible securities market during the annual reporting period ended July 31, 2009. In late 2008, tremendous uncertainty surrounding the credit crisis and the economic recession caused a massive sell-off in most securities and created the most attractive buying opportunity that we have seen in our forty-two years in the convertible market.

The start of the Fund’s fiscal year in August 2008 saw a continuation of weakening economic data and a broader credit crisis in the U.S. that had commenced one year prior in the subprime mortgage market. The crisis spread from the U.S. to all areas of the world and to virtually all asset classes. The crisis reached its pinnacle in September of 2008 with the failing of Lehman Brothers — an event that ignited a global panic in the capital markets for the balance of the year.

The convertible market experienced its fair share of pain as common stocks sold off at a voracious pace and corporate credit spreads widened to levels never seen before. In December 2008, credit spreads widened to 2,182 basis points over U.S. Treasuries (as measured by the Merrill Lynch High Yield Master II Indexi), having been at just 298 basis points eighteen months earlier, in June 2007. Moreover, convertible arbitrage hedge funds saw unprecedented redemptions and many were forced to liquidate their portfolios. As such, a wave of relentless selling in the convertible market caused weak performance through the end of 2008, with the Merrill Lynch All Convertibles Indexii down 35.73% for calendar year 2008. The forced selling caused convertible securities to trade down to low levels that, in our opinion, represented extremely attractive long-term investments.

Legg Mason Partners Convertible Fund 2009 Annual Report	1

Fund overview continued

The start of calendar year 2009 was a different story with the beginning of the recovery process. The U.S. government worked diligently to bailout the financial industry and pumped large amounts of liquidity into the financial system in order to avoid a collapse of the global banking system and an economic depression. Many investors recognized the attractiveness of the convertible market and began to purchase the battered securities. As stocks rallied and corporate credit spreads tightened, convertibles performed very well and outperformed most asset classes. Credit spreads tightened from their peak of 2,182 basis points over U.S. Treasuries on December 15, 2008 to 922 basis points on July 31, 2009. The Merrill Lynch All Convertibles Index was up 29.68% for the seven-month period ended July 31, 2009. For the twelve months ended July 31, 2009, the Merrill Lynch All Convertibles Index returned -10.20%. The convertible market outperformed many of the major equity market indices during this period, including the S&P 500 Indexiii which returned -19.96% over the same time frame, demonstrating once again the potential value of convertibles as a tool to help reduce volatility in both up and down markets.

Q. How did we respond to these changing market conditions?

A. Having experienced market disruptions before, we responded to the market’s volatility by sticking to our investment process and philosophy and by adding convertible securities where we believed the credit risk was being mispriced by the market. We identified companies with what we viewed as sound business models and securities that had both a favorable risk/reward profile and a compelling structure. While some of our competitors were selling higher-risk, longer-durationiv securities, we were buying them at relatively cheap valuations and locking in higher yields for longer periods of time. We took advantage of the fear in the marketplace by adding higher-yielding instruments with low conversion premiums that provided us some protection on the downside, while allowing us to participate on the upside.

We selectively added securities throughout the period in the Information Technology (“IT”) sector. We began the reporting period with a sector weight of 15.4%, which represented an underweight relative to the benchmark, and finished the period overweight, with a sector weight of 21.1%. As the Financials sector performed poorly during the period, our significant underweight at the start of the fiscal year became a slight underweight with a sector weight of 19.1% at the end of the fiscal year. We also reduced our holdings in the Health Care sector as a “flight to quality” caused this sector, in our view, to become fully valued and, therefore, less attractive.

2	Legg Mason Partners Convertible Fund 2009 Annual Report

Performance review

For the twelve months ended July 31, 2009, Class A shares of Legg Mason Partners Convertible Fund, excluding sales charges, returned -8.61%. The Fund’s unmanaged benchmark, the Merrill Lynch All Convertibles Index, returned -10.20% for the same period. The Lipper Convertible Securities Funds Category Average1 returned -11.62% over the same time frame.

PERFORMANCE SNAPSHOT as of July 31, 2009 (excluding sales charges) (unaudited)
	6 MONTHS	12 MONTHS
Convertible Fund — Class A Shares	47.05%	-8.61%
Merrill Lynch All Convertibles Index	29.53%	-10.20%
Lipper Convertible Securities Funds Category Average[1]	24.79%	-11.62%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class B shares returned 46.64%, Class C shares returned 46.46% and Class I shares returned 47.30% over the six months ended July 31, 2009. Excluding sales charges, Class B shares returned -9.13%, Class C shares returned -9.32% and Class I shares returned -8.30% over the twelve months ended July 31, 2009. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply or the deduction of taxes that a shareholder would pay on Fund distributions. If sales charges were reflected, the performance quoted would be lower.
Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.
TOTAL ANNUAL OPERATING EXPENSES (unaudited)
As of the Fund’s most current prospectus dated November 7, 2008, the gross total operating expense ratios for Class A, Class B, Class C and Class I shares were 1.41%, 1.96%, 2.16% and 0.94%, respectively.
As a result of expense limitations, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets will not exceed 1.17% for Class A shares, 1.71% for Class B shares, 1.89% for Class C shares and 0.78% for Class I shares. These expense limitations may be reduced or terminated at any time.
Actual expenses may be higher. For example, expenses may be higher than those shown if average net assets decrease. Net assets are more likely to decrease and Fund expense ratios are more likely to increase when markets are volatile.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the period ended July 31, 2009, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 75 funds for the six-month period and among the 74 funds for the twelve-month period in the Fund’s Lipper category, and excluding sales charges.

Legg Mason Partners Convertible Fund 2009 Annual Report	3

Fund overview continued

Q. What were the leading contributors to performance?

A. The leading sector contributor to Fund performance for the year ended July 31, 2009 was the Materials sector, which was the tenth largest sector in the Fund at the beginning of the period but grew to become the eighth largest at the period’s end. Among the Fund’s holdings in the Materials sector, individual performance leaders included positions in aluminum producer Alcoa Inc. and metals and mineral exploration, mining and production company Freeport-McMoRan Copper & Gold Inc.

The second biggest sector contributor to performance for the period was the IT sector, which was the third largest sector position at the start of the fiscal year and the largest at the end of the period. Significant individual contributors included positions in semiconductor packaging and testing company Amkor Technology Inc. and IT services company SAVVIS Inc.

The third greatest sector contributor to performance for the period was the Telecommunication Services sector, which remained the seventh largest sector over the period. Leading individual contributors in the sector included network and internet services provider Level 3 Communications Inc. and NII Holdings Inc., a provider of wireless communication services in Latin America.

Q. What were the leading detractors from performance?

A. In a significant reversal, the Energy sector, which was the leading contributor to Fund performance last year, was the leading detractor from performance this year. The sector fell from its position as the fifth largest sector in the Fund to the sixth during the course of the reporting period. The worst individual performers among the Fund’s holdings in the Energy sector were our positions in GMX Resources Inc., an oil and gas exploration, development and production company and Nabors Industries Inc., an oil, gas and geothermal drilling services and equipment provider.

The second most significant detractor for the period was the Financials sector. In terms of individual positions, our holdings in BankUnited Capital Trust, a bank operating primarily in Florida and financial services firm Lehman Brothers Holdings Inc. were the greatest detractors from Fund performance in the sector. Both companies collapsed amidst the highly publicized financial crisis during the period and ended in bankruptcy. Lehman’s bankruptcy set a new record as the largest bankruptcy filing in U.S. history.

The third greatest sector detractor from Fund performance for the period was the Industrials sector, where the leading individual detractors included our positions in Canadian Solar Inc., which designs, develops, manufactures and markets products that convert sunlight into electricity, and Actuant Corp., which manufactures industrial products and systems worldwide.

4	Legg Mason Partners Convertible Fund 2009 Annual Report

Thank you for your investment in Legg Mason Partners Convertible Fund. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Peter D. Luke	Patrick J. McElroy, CFA
Portfolio Manager	Portfolio Manager
ClearBridge Advisors, LLC	ClearBridge Advisors, LLC

August 18, 2009

Legg Mason Partners Convertible Fund 2009 Annual Report	5

Fund overview continued

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of July 31, 2009 and are subject to change and may not be representative of the portfolio managers’ current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: Digital Realty Trust Inc. (2.7%), Suntech Power Holdings Co., Ltd. (2.7%), Alliance Data Systems Corp. (2.6%), AAR Corp. (2.6%), Dollar Financial Corp. (2.6%), Mentor Graphics Corp. (2.5%), Yingli Green Energy Holding Co. Ltd. (2.5%), SAVVIS Inc. (2.4%), Sunpower Corp. (2.3%) and CapitalSource Inc. (2.2%). Please refer to pages 12 through 16 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. The Fund’s top five sector holdings (as a percentage of net assets) as of July 31, 2009 were: Information Technology (20.8%), Financials (18.9)%, Industrials (15.6%), Consumer Discretionary (11.2%) and Health Care (8.7%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Convertible securities are subject to stock market, credit and interest rate risks. Investments in bonds are subject to interest rate and credit risks. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. Investing in foreign securities is subject to certain risks not associated with domestic investing, such as currency fluctuations, and changes in political and economic conditions. These risks are magnified in emerging or developing markets. High-yield bonds involve greater credit and liquidity risks than investment grade bonds. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]

The Merrill Lynch High Yield Master II Index is a market capitalization-weighted index of all domestic and Yankee high-yield bonds. Issues included in the Index have maturities of at least one year and have a credit rating lower than BBB-/Baa3, but are not in default.

ii

The Merrill Lynch All Convertibles Index is a widely used, unmanaged index that measures convertible securities’ performance. It measures the performance of U.S. dollar-denominated convertible securities not currently in bankruptcy with a total market value greater than $50 million at issuance.

iii	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

iv

Duration is the measure of the price sensitivity of a fixed-income security to an interest rate change of 100 basis points. Calculation is based on the weighted average of the present values for all cash flows.

6	Legg Mason Partners Convertible Fund 2009 Annual Report

Fund at a glance (unaudited)

INVESTMENT BREAKDOWN (%) As a percent of total investments

Legg Mason Partners Convertible Fund 2009 Annual Report	7

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on February 1, 2009 and held for the six months ended July 31, 2009.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table together with the amount you invested to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

BASED ON ACTUAL TOTAL RETURN[1]
	ACTUAL TOTAL RETURN WITHOUT SALES CHARGES[2]	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[3]
Class A	47.05%	$1,000.00	$1,470.50	1.17%	$7.17
Class B	46.64	1,000.00	1,466.40	1.71	10.46
Class C	46.46	1,000.00	1,464.60	1.89	11.55
Class I	47.30	1,000.00	1,473.00	0.78	4.78

[1]	For the six months ended July 31, 2009.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

[3]

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year then divided by 365.

8	Legg Mason Partners Convertible Fund 2009 Annual Report

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

BASED ON HYPOTHETICAL TOTAL RETURN[1]
	HYPOTHETICAL ANNUALIZED TOTAL RETURN	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[2]
Class A	5.00%	$1,000.00	$1,018.99	1.17%	$5.86
Class B	5.00	1,000.00	1,016.31	1.71	8.55
Class C	5.00	1,000.00	1,015.42	1.89	9.44
Class I	5.00	1,000.00	1,020.93	0.78	3.91

[1]	For the six months ended July 31, 2009.

[2]

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Legg Mason Partners Convertible Fund 2009 Annual Report	9

Fund performance (unaudited)

AVERAGE ANNUAL TOTAL RETURNS[1]
	WITHOUT SALES CHARGES[2]
	CLASS A	CLASS B	CLASS C	CLASS I
Twelve Months Ended 7/31/09	-8.61%	-9.13%	-9.32%	-8.30%
Five Years Ended 7/31/09	1.77	1.22	1.03	2.16
Ten Years Ended 7/31/09	4.25	3.81	3.48	4.69

	WITH SALES CHARGES[3]
	CLASS A	CLASS B	CLASS C	CLASS I
Twelve Months Ended 7/31/09	-13.85%	-13.34%	-10.16%	-8.30%
Five Years Ended 7/31/09	0.57	1.08	1.03	2.16
Ten Years Ended 7/31/09	3.64	3.81	3.48	4.69

CUMULATIVE TOTAL RETURNS[1]
	WITHOUT SALES CHARGES[2]
Class A (7/31/99 through 7/31/09)		51.68%
Class B (7/31/99 through 7/31/09)		45.41
Class C (7/31/99 through 7/31/09)		40.76
Class I (7/31/99 through 7/31/09)		58.11

[1]

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable CDSC with respect to Class B and C shares.

[3]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.75%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment and declines by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

10	Legg Mason Partners Convertible Fund 2009 Annual Report

Historical performance (unaudited)

VALUE OF $10,000 INVESTED IN CLASS A, B, C AND I SHARES OF LEGG MASON PARTNERS
CONVERTIBLE FUND VS. MERRILL LYNCH ALL CONVERTIBLES INDEX AND LIPPER CONVERTIBLE
SECURITIES FUNDS CATEGORY AVERAGE† — July 1999 - July 2009

†	Hypothetical illustration of $10,000 invested in Class A, B, C and I shares of Legg Mason Partners Convertible Fund on July 31, 1999, assuming the deduction of the maximum initial sales charge of 5.75% at the time of investment for Class A shares and the reinvestment of all distributions, including returns of capital, if any, at net asset value through July 31, 2009. The Merrill Lynch All Convertibles Index is a widely used, unmanaged index that measures convertible securities’ performance. It measures the performance of U.S. dollar-denominated convertible securities not currently in bankruptcy with a total market value greater than $50 million at issuance. The Index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index. The Lipper Convertible Securities Funds Category Average is composed of the Fund’s peer group of mutual funds as of July 31, 2009.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

Legg Mason Partners Convertible Fund 2009 Annual Report	11

Schedule of investments

July 31, 2009

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

CONVERTIBLE BONDS & NOTES — 76.2%
CONSUMER DISCRETIONARY — 7.7%
	Household Durables — 1.9%
$400,000	D.R. Horton Inc., Senior Notes, 2.000% due 5/15/14	$449,500
250,000	Newell Rubbermaid Inc., Senior Notes, 5.500% due 3/15/14	416,250
	Total Household Durables	865,750
	Specialty Retail — 4.0%
	Charming Shoppes Inc., Senior Notes:
1,000,000	1.125% due 5/1/14(a)	657,500
700,000	1.125% due 5/1/14	460,250
	Pier 1 Imports Inc., Senior Notes:
500,000	6.375% due 2/15/36(a)	387,500
350,000	6.375% due 2/15/36	271,250
	Total Specialty Retail	1,776,500
	Textiles, Apparel & Luxury Goods — 1.8%
900,000	Iconix Brand Group Inc., Senior Subordinated Notes, 1.875% due 6/30/12	817,875
	TOTAL CONSUMER DISCRETIONARY	3,460,125
CONSUMER STAPLES — 3.5%
	Beverages — 1.0%
600,000	Central European Distribution Corp., Senior Notes, 3.000% due 3/15/13	462,000
	Food & Staples Retailing — 2.5%
550,000	Great Atlantic & Pacific Tea Co. Inc., Senior Notes, 5.125% due 6/15/11	523,875
750,000	Pantry Inc., Senior Subordinated Notes, 3.000% due 11/15/12	605,625
	Total Food & Staples Retailing	1,129,500
	TOTAL CONSUMER STAPLES	1,591,500
ENERGY — 3.4%
	Oil, Gas & Consumable Fuels — 3.4%
	GMX Resources Inc., Senior Notes:
900,000	5.000% due 2/1/13(b)	659,250
300,000	5.000% due 2/1/13(a)	219,750
800,000	Parker Drilling Co., Senior Notes, 2.125% due 7/15/12	660,000
	TOTAL ENERGY	1,539,000
FINANCIALS — 11.4%
	Capital Markets — 1.6%
800,000	Affiliated Managers Group Inc., Senior Notes, 3.950% due 8/15/38(a)	716,000
	Consumer Finance — 5.9%
900,000	AmeriCredit Corp., 2.125% due 9/15/13	671,625

See Notes to Financial Statements.

12	Legg Mason Partners Convertible Fund 2009 Annual Report

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

	Consumer Finance — 5.9% continued
$650,000	Cash America International Inc., Senior Notes, 5.250% due 5/15/29(a)	$817,375
1,550,000	Dollar Financial Corp., Senior Notes, 2.875% due 6/30/27	1,170,250
	Total Consumer Finance	2,659,250
	Real Estate Investment Trusts (REITs) — 3.9%
1,300,000	CapitalSource Inc., Senior Subordinated Notes, 7.250% due 7/15/37	991,250
1,500,000	NorthStar Realty Finance LP, Senior Notes, 7.250% due 6/15/27(a)	802,500
	Total Real Estate Investment Trusts (REITs)	1,793,750
	TOTAL FINANCIALS	5,169,000
HEALTH CARE — 8.7%
	Biotechnology — 2.7%
500,000	Cephalon Inc., Senior Subordinated Notes, 2.500% due 5/1/14	522,500
800,000	Incyte Corp., Subordinated Notes, 3.500% due 2/15/11	696,000
	Total Biotechnology	1,218,500
	Health Care Equipment & Supplies — 2.3%
455,000	Conceptus Inc., Senior Notes, 2.250% due 2/15/27	410,069
800,000	Hologic Inc., Senior Notes, 2.000% due 12/15/37	618,000
	Total Health Care Equipment & Supplies	1,028,069
	Health Care Providers & Services — 1.8%
700,000	Henry Schein Inc., Senior Bonds, 3.000% due 8/15/34	830,375
	Life Sciences Tools & Services — 1.9%
1,050,000	Kendle International Inc., Senior Notes, 3.375% due 7/15/12	832,125
	TOTAL HEALTH CARE	3,909,069
INDUSTRIALS — 15.6%
	Aerospace & Defense — 2.6%
1,300,000	AAR Corp., Senior Notes, 1.750% due 2/1/26	1,173,250
	Building Products — 0.8%
550,000	NCI Building Systems Inc., 2.125% due 11/15/24	358,875
	Electrical Equipment — 10.0%
600,000	General Cable Corp., Senior Notes, 0.875% due 11/15/13	584,250
900,000	Roper Industries Inc., Bonds, step coupon, 0.000% due 1/15/34	538,875
1,200,000	Sunpower Corp., Senior Debentures, 1.250% due 2/15/27	1,048,500
1,500,000	Suntech Power Holdings Co., Ltd., Senior Notes, 3.000% due 3/15/13	1,209,375
1,150,000	Yingli Green Energy Holding Co. Ltd., Senior Notes, zero coupon bond to yield 3.071% due 12/15/12	1,138,500
	Total Electrical Equipment	4,519,500
	Machinery — 1.3%
650,000	Danaher Corp., Senior Notes, zero coupon bond to yield 1.727% due 1/22/21	590,688

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2009 Annual Report	13

Schedule of investments continued

July 31, 2009

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

	Marine — 0.9%
$600,000	Horizon Lines Inc., Senior Notes, 4.250% due 8/15/12	$423,000
	TOTAL INDUSTRIALS	7,065,313
INFORMATION TECHNOLOGY — 19.8%
	Communications Equipment — 1.9%
1,400,000	Powerwave Technologies Inc., Subordinated Notes, 1.875% due 11/15/24	859,250
	Electronic Equipment, Instruments & Components — 1.5%
800,000	Anixter International Inc., Senior Notes, 1.000% due 2/15/13	668,000
	Internet Software & Services — 3.3%
1,300,000	SAVVIS Inc., Senior Notes, 3.000% due 5/15/12	1,082,250
300,000	Sina Corp., Subordinated Notes, zero coupon bond to yield 2.991% due 7/15/23	410,250
	Total Internet Software & Services	1,492,500
	IT Services — 4.5%
1,400,000	Alliance Data Systems Corp., Senior Notes, 1.750% due 8/1/13(a)	1,191,750
900,000	Euronet Worldwide Inc., Debenture, 3.500% due 10/15/25	816,750
	Total IT Services	2,008,500
	Semiconductors & Semiconductor Equipment — 6.1%
250,000	Amkor Technology Inc., Bonds, 6.000% due 4/15/14(a)	552,812
1,310,000	Conexant Systems Inc., Subordinated Notes, 4.000% due 3/1/26	786,000
	Jazz Technologies Inc.:
600,000	Notes, 8.000% due 12/31/11(a)	330,000
400,000	Senior Notes, 8.000% due 12/31/11	220,000
400,000	ON Semiconductor Corp., Senior Subordinated Notes, 2.625% due 12/15/26	380,000
400,000	Verigy Ltd., Senior Notes, 5.250% due 7/15/14(a)	489,000
	Total Semiconductors & Semiconductor Equipment	2,757,812
	Software — 2.5%
1,300,000	Mentor Graphics Corp., Subordinated Debentures, 6.250% due 3/1/26	1,142,375
	TOTAL INFORMATION TECHNOLOGY	8,928,437
MATERIALS — 2.0%
	Chemicals — 1.0%
800,000	Ferro Corp., Senior Notes, 6.500% due 8/15/13	438,000
	Construction Materials — 1.0%
600,000	Headwaters Inc., Senior Subordinated Notes, 16.000% due 6/1/16(a)	477,000
	TOTAL MATERIALS	915,000
TELECOMMUNICATION SERVICES — 4.1%
	Diversified Telecommunication Services — 1.3%
700,000	Level 3 Communications Inc., Senior Notes, 5.250% due 12/15/11	582,750

See Notes to Financial Statements.

14	Legg Mason Partners Convertible Fund 2009 Annual Report

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

	Wireless Telecommunication Services — 2.8%
$550,000	Leap Wireless International Inc., Senior Notes, 4.500% due 7/15/14	$424,875
400,000	NII Holdings Inc., Senior Notes, 2.750% due 8/15/25	384,500
500,000	SBA Communications Corp., Senior Notes, 1.875% due 5/1/13(a)	445,000
	Total Wireless Telecommunication Services	1,254,375
	TOTAL TELECOMMUNICATION SERVICES	1,837,125
	TOTAL CONVERTIBLE BONDS & NOTES (Cost — $34,127,569)	34,414,569
SHARES
COMMON STOCKS — 5.5%
CONSUMER DISCRETIONARY — 0.8%
	Specialty Retail — 0.8%
16,000	Staples Inc.	336,320
ENERGY — 1.3%
	Energy Equipment & Services — 1.3%
6,600	Diamond Offshore Drilling Inc.	593,142
FINANCIALS — 1.1%
	Diversified Financial Services — 1.1%
156,923	Citigroup Inc.	497,445
INFORMATION TECHNOLOGY — 1.0%
	Communications Equipment — 1.0%
21,000	Corning Inc.	357,000
90,000	Powerwave Technologies Inc.*	113,400
	TOTAL INFORMATION TECHNOLOGY	470,400
TELECOMMUNICATION SERVICES — 1.3%
	Wireless Telecommunication Services — 1.3%
26,000	NII Holdings Inc.*	598,520
	TOTAL COMMON STOCKS (Cost — $2,069,427)	2,495,827
CONVERTIBLE PREFERRED STOCKS — 15.1%
CONSUMER DISCRETIONARY — 2.7%
	Hotels, Restaurants & Leisure — 0.0%
70,000	Six Flags Inc., 7.250%*	10,976
	Leisure Equipment & Products — 1.1%
4,500	Callaway Golf Co., Series B, 7.500%(a)	497,250
	Media — 1.6%
600	Interpublic Group of Cos. Inc., 5.250%(a)	340,650
700	Interpublic Group of Cos. Inc., Series B, 5.250%	397,425
	Total Media	738,075
	TOTAL CONSUMER DISCRETIONARY	1,246,301

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2009 Annual Report	15

Schedule of investments continued

July 31, 2009

LEGG MASON PARTNERS CONVERTIBLE FUND
SHARES	SECURITY	VALUE

ENERGY — 1.4%
	Oil, Gas & Consumable Fuels — 1.4%
700	El Paso Corp., 4.990%	$614,425
FINANCIALS — 6.4%
	Diversified Financial Services — 1.7%
940	Bank of America Corp., 7.250%	789,600
	Real Estate Investment Trusts (REITs) — 4.7%
57,000	Digital Realty Trust Inc., 4.375%	1,230,847
18,000	Simon Property Group Inc., 6.000%	878,400
	Total Real Estate Investment Trusts (REITs)	2,109,247
	TOTAL FINANCIALS	2,898,847
MATERIALS — 2.8%
	Chemicals — 1.5%
20,000	Celanese Corp., 4.250%	660,000
	Metals & Mining — 1.3%
460	Freeport-McMoRan Copper & Gold Inc., 5.500%	606,740
	TOTAL MATERIALS	1,266,740
UTILITIES — 1.8%
	Independent Power Producers & Energy Traders — 1.8%
380	NRG Energy Inc., 4.000%(a)	516,895
220	NRG Energy Inc., 4.000%	299,255
	TOTAL UTILITIES	816,150
	TOTAL CONVERTIBLE PREFERRED STOCKS (Cost — $7,707,691)	6,842,463
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $43,904,687)	43,752,859
FACE AMOUNT
SHORT-TERM INVESTMENT — 2.4%
	Repurchase Agreement — 2.4%
$1,099,000	Interest in $187,822,000 joint tri-party repurchase agreement dated 7/31/09 with Barclays Capital Inc., 0.200% due 8/3/09; Proceeds at maturity — $1,099,018; (Fully collateralized by U.S. government obligations, 8.750% due 8/15/20; Market value — $1,120,980) (Cost — $1,099,000)	1,099,000
	TOTAL INVESTMENTS — 99.2% (Cost — $45,003,687#)	44,851,859
	Other Assets in Excess of Liabilities — 0.8%	341,589
	TOTAL NET ASSETS — 100.0%	$45,193,448

*	Non-income producing security.

(a)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(b)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).

#	Aggregate cost for federal income tax purposes is $45,804,091.

See Notes to Financial Statements.

16	Legg Mason Partners Convertible Fund 2009 Annual Report

Statement of assets and liabilities

July 31, 2009

ASSETS:
Investments, at value (Cost — $45,003,687)	$44,851,859
Cash	296
Dividends and interest receivable	403,475
Receivable for Fund shares sold	146,317
Receivable for securities sold	26,063
Prepaid expenses	25,920
Total Assets	45,453,930
LIABILITIES:
Payable for Fund shares repurchased	88,305
Payable for securities purchased	25,000
Trustees’ fees payable	24,101
Distribution fees payable	15,916
Distributions payable	14,422
Investment management fee payable	401
Accrued expenses	92,337
Total Liabilities	260,482
TOTAL NET ASSETS	$45,193,448
NET ASSETS:
Par value (Note 7)	$37
Paid-in capital in excess of par value	59,136,864
Overdistributed net investment income	(75,039)
Accumulated net realized loss on investments	(13,716,586)
Net unrealized depreciation on investments	(151,828)
TOTAL NET ASSETS	$45,193,448
Shares Outstanding:
Class A	1,755,495
Class B	507,295
Class C	809,002
Class I	595,977
Net Asset Value:
Class A (and redemption price)	$12.31
Class B*	$12.25
Class C*	$12.32
Class I (and redemption price)	$12.44
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$13.06

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2009 Annual Report	17

Statement of operations

For the Year Ended July 31, 2009

INVESTMENT INCOME:
Interest	$2,234,379
Dividends	451,499
Total Investment Income	2,685,878
EXPENSES:
Investment management fee (Note 2)	277,348
Distribution fees (Notes 2 and 5)	181,173
Legal fees	55,009
Shareholder reports (Note 5)	54,172
Registration fees	53,193
Audit and tax	35,200
Transfer agent fees (Note 5)	34,647
Trustees’ fees	4,465
Insurance	2,226
Custody fees	1,776
Miscellaneous expenses	5,889
Total Expenses	705,098
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(168,421)
Net Expenses	536,677
NET INVESTMENT INCOME	2,149,201
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Loss From Investment Transactions	(12,779,602)
Change in Net Unrealized Appreciation/Depreciation From Investments	3,452,238
NET LOSS ON INVESTMENTS	(9,327,364)
DECREASE IN NET ASSETS FROM OPERATIONS	$(7,178,163)

See Notes to Financial Statements.

18	Legg Mason Partners Convertible Fund 2009 Annual Report

Statements of changes in net assets

FOR THE YEARS ENDED JULY 31,	2009	2008
OPERATIONS:
Net investment income	$2,149,201	$1,404,300
Net realized gain (loss)	(12,779,602)	3,527,931
Change in net unrealized appreciation/depreciation	3,452,238	(10,012,069)
Decrease in Net Assets From Operations	(7,178,163)	(5,079,838)
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net investment income	(2,753,126)	(1,875,829)
Net realized gains	—	(6,469,939)
Return of capital	(88,916)	—
Decrease in Net Assets From Distributions to Shareholders	(2,842,042)	(8,345,768)
FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	6,042,869	4,050,598
Reinvestment of distributions	2,678,240	6,816,785
Cost of shares repurchased	(13,861,644)	(20,824,761)
Decrease in Net Assets From Fund Share Transactions	(5,140,535)	(9,957,378)
DECREASE IN NET ASSETS	(15,160,740)	(23,382,984)
NET ASSETS:
Beginning of year	60,354,188	83,737,172
End of year*	$45,193,448	$60,354,188
* Includes (overdistributed) and underdistributed net investment income, respectively of:	$(75,039)	$1,474,310

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2009 Annual Report	19

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS A SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$14.63	$17.62	$16.63	$17.84	$16.90
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.59	0.35	0.26	0.36	0.34
Net realized and unrealized gain (loss)	(2.12)	(1.42)	1.76	0.31	1.27
Total income (loss) from operations	(1.53)	(1.07)	2.02	0.67	1.61
LESS DISTRIBUTIONS FROM:
Net investment income	(0.77)	(0.45)	(0.28)	(0.36)	(0.34)
Net realized gains	—	(1.47)	(0.75)	(1.52)	(0.33)
Return of capital	(0.02)	—	—	—	—
Total distributions	(0.79)	(1.92)	(1.03)	(1.88)	(0.67)
NET ASSET VALUE, END OF YEAR	$12.31	$14.63	$17.62	$16.63	$17.84
Total return[2]	(8.61)%	(6.65)%	12.28%	3.86%	9.71%
NET ASSETS, END OF YEAR (000s)	$21,603	$28,625	$38,189	$37,302	$40,871
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.60%	1.39%	1.34%[3]	1.31%	1.25%
Net expenses	1.17 [4,5]	1.17 [4,5]	1.20 [3,4,5]	1.15 [4,5]	1.23 [5]
Net investment income	5.60	2.19	1.45	2.06	1.99
PORTFOLIO TURNOVER RATE	59%	83%	76%	98%	79%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.29% and 1.16%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class A shares will not exceed 1.17%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

20	Legg Mason Partners Convertible Fund 2009 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS B SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$14.57	$17.55	$16.56	$17.78	$16.84
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.53	0.26	0.16	0.27	0.24
Net realized and unrealized gain (loss)	(2.12)	(1.40)	1.76	0.30	1.27
Total income (loss) from operations	(1.59)	(1.14)	1.92	0.57	1.51
LESS DISTRIBUTIONS FROM:
Net investment income	(0.71)	(0.37)	(0.18)	(0.27)	(0.24)
Net realized gains	—	(1.47)	(0.75)	(1.52)	(0.33)
Return of capital	(0.02)	—	—	—	—
Total distributions	(0.73)	(1.84)	(0.93)	(1.79)	(0.57)
NET ASSET VALUE, END OF YEAR	$12.25	$14.57	$17.55	$16.56	$17.78
Total return[2]	(9.13)%	(7.12)%	11.73%	3.26%	9.13%
NET ASSETS, END OF YEAR (000s)	$6,212	$8,800	$14,333	$18,839	$23,506
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.18%	1.95%	1.88%[3]	1.84%	1.81%
Net expenses	1.71 [4,5]	1.71 [4,5]	1.74 [3,4,5]	1.68 [4,5]	1.79 [5]
Net investment income	5.07	1.60	0.92	1.54	1.42
PORTFOLIO TURNOVER RATE	59%	83%	76%	98%	79%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.83% and 1.70%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class B shares will not exceed 1.71%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2009 Annual Report	21

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS C SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$14.65	$17.64	$16.64	$17.86	$16.91
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.51	0.23	0.13	0.24	0.21
Net realized and unrealized gain (loss)	(2.13)	(1.41)	1.77	0.30	1.28
Total income (loss) from operations	(1.62)	(1.18)	1.90	0.54	1.49
LESS DISTRIBUTIONS FROM:
Net investment income	(0.69)	(0.34)	(0.15)	(0.24)	(0.21)
Net realized gains	—	(1.47)	(0.75)	(1.52)	(0.33)
Return of capital	(0.02)	—	—	—	—
Total distributions	(0.71)	(1.81)	(0.90)	(1.76)	(0.54)
NET ASSET VALUE, END OF YEAR	$12.32	$14.65	$17.64	$16.64	$17.86
Total return[2]	(9.32)%	(7.31)%	11.53%	3.07%	8.96%
NET ASSETS, END OF YEAR (000s)	$9,965	$14,619	$22,105	$26,353	$37,340
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.32%	2.14%	2.10%[3]	2.06%	1.99%
Net expenses	1.89 [4,5]	1.89 [4,5]	1.92 [3,4,5]	1.86 [4,5]	1.97 [5]
Net investment income	4.86	1.44	0.73	1.36	1.24
PORTFOLIO TURNOVER RATE	59%	83%	76%	98%	79%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.05% and 1.89%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 1.89%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

22	Legg Mason Partners Convertible Fund 2009 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS I SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$14.78	$17.78	$16.77	$17.97	$17.02
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.64	0.42	0.33	0.43	0.42
Net realized and unrealized gain (loss)	(2.15)	(1.44)	1.78	0.32	1.27
Total income (loss) from operations	(1.51)	(1.02)	2.11	0.75	1.69
LESS DISTRIBUTIONS FROM:
Net investment income	(0.81)	(0.51)	(0.35)	(0.43)	(0.41)
Net realized gains	—	(1.47)	(0.75)	(1.52)	(0.33)
Return of capital	(0.02)	—	—	—	—
Total distributions	(0.83)	(1.98)	(1.10)	(1.95)	(0.74)
NET ASSET VALUE, END OF YEAR	$12.44	$14.78	$17.78	$16.77	$17.97
Total return[2]	(8.30)%	(6.28)%	12.74%	4.28%	10.13%
NET ASSETS, END OF YEAR (000s)	$7,413	$8,310	$9,110	$8,105	$8,395
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.14%	0.94%	0.97%[3]	0.92%	0.79%
Net expenses	0.78 [4,5]	0.78 [4,5]	0.81 [3,4,5]	0.78 [4,5]	0.78 [5]
Net investment income	6.07	2.63	1.83	2.43	2.39
PORTFOLIO TURNOVER RATE	59%	83%	76%	98%	79%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.92% and 0.78%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 0.78%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2009 Annual Report	23

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason Partners Convertible Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through September 25, 2009, the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund adopted Statement of Financial Accounting Standards No. 157 (“FAS 157”). FAS 157 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

24	Legg Mason Partners Convertible Fund 2009 Annual Report

The Fund uses valuation techniques to measure fair value that are consistent with the market approach, income approach and/or cost approach, depending on the type of security and the particular circumstance.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

DESCRIPTION	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL
Convertible bonds & notes:
Consumer discretionary	—	$3,460,125	—	$3,460,125
Consumer staples	—	1,591,500	—	1,591,500
Energy	—	1,539,000	—	1,539,000
Financials	—	5,169,000	—	5,169,000
Health care	—	3,909,069	—	3,909,069
Industrials	—	7,065,313	—	7,065,313
Information technology	—	8,928,437	—	8,928,437
Materials	—	915,000	—	915,000
Telecommunication services	—	1,837,125	—	1,837,125
Common stocks:
Consumer discretionary	$336,320	—	—	336,320
Energy	593,142	—	—	593,142
Financials	497,445	—	—	497,445
Information technology	470,400	—	—	470,400
Telecommunication services	598,520	—	—	598,520
Convertible preferred stocks:
Consumer discretionary	—	1,246,301	—	1,246,301
Energy	—	614,425	—	614,425
Financials	1,668,000	1,230,847	—	2,898,847
Materials	660,000	606,740	—	1,266,740
Utilities	—	816,150	—	816,150
Total long-term investments	4,823,827	38,929,032	—	43,752,859
Short-term investments†	—	1,099,000	—	1,099,000
Total investments	$4,823,827	$40,028,032	—	$44,851,859

†	See Schedule of Investments for additional detailed categorizations.

Legg Mason Partners Convertible Fund 2009 Annual Report	25

Notes to financial statements continued

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market daily to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(e) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a monthly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(f) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each share class. Fees relating to a specific class are charged directly to that share class.

(g) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of July 31, 2009, no

26	Legg Mason Partners Convertible Fund 2009 Annual Report

provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	OVERDISTRIBUTED NET INVESTMENT INCOME	ACCUMULATED NET REALIZED LOSS	PAID-IN CAPITAL
(a)	$(112,751)	$(62,249)	$175,000
(b)	(832,673)	832,673	—

(a)	Reclassifications are primarily due to a distribution paid in connection with the redemptions of Fund shares.

(b)	Reclassifications are primarily due to differences between book and tax amortization of premium on fixed income securities and book/tax differences in the treatment of contingent payment debt securities.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated at an annual rate of 0.70% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

During the year ended July 31, 2009, the Fund’s Class A, B, C and I shares had voluntary expense limitations in place of 1.17%, 1.71%, 1.89% and 0.78%, respectively. These voluntary expense limitations do not cover brokerage, taxes, interest and extraordinary expenses and may be reduced or terminated at any time.

During the year ended July 31, 2009, the Fund was reimbursed for expenses amounting to $168,421.

The manager is permitted to recapture amounts previously voluntarily forgone or reimbursed by the manager to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below the voluntary fee waiver/reimbursement (“expense cap”) shown in the fee table of

Legg Mason Partners Convertible Fund 2009 Annual Report	27

Notes to financial statements continued

the Fund’s prospectus. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended July 31, 2009, LMIS and its affiliates received sales charges of approximately $4,000 on sales of the Fund’s Class A shares. In addition, for the year ended July 31, 2009, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS B	CLASS C
CDSCs	$5,000	$2,000

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Trustees. The deferred balances are reported in the Statement of Operations under Trustees’ fees and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2007. This change will have no effect on fees previously deferred. As of July 31, 2009, the Fund had accrued $10,705 as deferred compensation payable.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended July 31, 2009, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$23,617,321
Sales	30,710,283

28	Legg Mason Partners Convertible Fund 2009 Annual Report

At July 31, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$4,179,249
Gross unrealized depreciation	(5,131,481)
Net unrealized depreciation	$(952,232)

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 161 (“FAS 161”), “Disclosure about Derivative Instruments and Hedging Activities,” requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended July 31, 2009, the Fund did not invest in any derivative instruments that require additional disclosure under FAS 161.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B, and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and Class C shares calculated at an annual rate of 0.50% and 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended July 31, 2009, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class A	$46,623	$17,553	$29,100
Class B	42,696	7,357	11,663
Class C	91,854	8,082	12,764
Class I	—	1,655	645
Total	$181,173	$34,647	$54,172

For the year ended July 31, 2009, waivers and/or reimbursements by class were as follows:

WAIVERS/ REIMBURSEMENTS
Class A	$79,775
Class B	26,910
Class C	39,744
Class I	21,992
Total	$168,421

Legg Mason Partners Convertible Fund 2009 Annual Report	29

Notes to financial statements continued

6. Distributions to shareholders by class

	YEAR ENDED JULY 31, 2009	YEAR ENDED JULY 31, 2008
Net Investment Income:
Class A	$1,373,791	$941,082
Class B	391,463	268,777
Class C	603,121	387,101
Class I	473,667	278,869
Total	$2,842,042	$1,875,829
Net Realized Gains:
Class A	—	$2,972,982
Class B	—	1,090,473
Class C	—	1,665,766
Class I	—	740,718
Total	—	$6,469,939

7. Shares of beneficial interest

At July 31, 2009, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	YEAR ENDED JULY 31, 2009		YEAR ENDED JULY 31, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	365,836	$3,820,911	204,256	$3,314,068
Shares issued on reinvestment	137,223	1,292,586	204,443	3,237,032
Shares repurchased	(703,817)	(7,473,810)	(619,324)	(9,926,071)
Net decrease	(200,758)	$(2,360,313)	(210,625)	$(3,374,971)
Class B
Shares sold	110,281	$1,026,107	9,845	$159,842
Shares issued on reinvestment	37,169	344,638	64,988	1,024,086
Shares repurchased	(244,294)	(2,487,966)	(287,407)	(4,500,613)
Net decrease	(96,844)	$(1,117,221)	(212,574)	$(3,316,685)
Class C
Shares sold	91,040	$929,107	21,309	$356,930
Shares issued on reinvestment	60,906	567,443	105,315	1,668,607
Shares repurchased	(341,141)	(3,500,415)	(381,631)	(6,074,117)
Net decrease	(189,195)	$(2,003,865)	(255,007)	$(4,048,580)

30	Legg Mason Partners Convertible Fund 2009 Annual Report

	YEAR ENDED JULY 31, 2009		YEAR ENDED JULY 31, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
Class I
Shares sold	24,806	$266,744	13,814	$219,758
Shares issued on reinvestment	49,331	473,573	55,559	887,060
Shares repurchased	(40,495)	(399,453)	(19,432)	(323,960)
Net increase	33,642	$340,864	49,941	$782,858

8. Income tax information and distributions to shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions:

RECORD DATE PAYABLE DATE	CLASS A	CLASS B	CLASS C	CLASS I
8/28/2009
8/31/2009	$0.055000	$0.049200	$0.047200	$0.059300

The tax character of distributions paid during the fiscal years ended July 31, were as follows:

	2009	2008
Distributions Paid From:
Ordinary income	$2,753,126	$5,375,832
Net long-term capital gains	—	2,969,936
Total taxable distributions	$2,753,126	$8,345,768
Tax return of capital	88,916	—
Total distributions paid	$2,842,042	$8,345,768

As of July 31, 2009, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(4,100,904)
Other book/tax temporary differences(a)	(8,890,317)
Unrealized appreciation/(depreciation)(b)	(952,232)
Total accumulated earnings/(losses) — net	$(13,943,453)

*	As of July 31, 2009, the Fund had the following net capital loss carryforward remaining:

YEAR OF EXPIRATION	AMOUNT
7/31/2017	$(4,100,904)

This amount will be available to offset any future taxable capital gains.

(a)

Other book/tax temporary differences are attributable primarily to the deferral of post-October capital losses for tax purposes and book/tax differences in the timing of the deductibility of various expenses.

(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales, the difference between book and tax amortization methods for premiums on fixed income securities and book/tax differences in the treatment of contingent payment debt securities.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding

Legg Mason Partners Convertible Fund 2009 Annual Report	31

Notes to financial statements continued

against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

32	Legg Mason Partners Convertible Fund 2009 Annual Report

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be

Legg Mason Partners Convertible Fund 2009 Annual Report	33

Notes to financial statements continued

established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

*  *  *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 9. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was later entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

34	Legg Mason Partners Convertible Fund 2009 Annual Report

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Convertible Fund, a series of Legg Mason Partners Equity Trust, as of July 31, 2009, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2009, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Convertible Fund as of July 31, 2009, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

September 25, 2009

Legg Mason Partners Convertible Fund 2009 Annual Report	35

Additional information (unaudited)

Information about Trustees and Officers

The business and affairs of Legg Mason Partners Convertible Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432.

NON-INTERESTED TRUSTEES
PAUL R. ADES c/o R. Jay Gerken, CFA, Legg Mason & Co., LLC (“Legg Mason”) 620 Eighth Avenue, New York, NY 10018
Birth year	1940
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Law Firm of Paul R. Ades, PLLC (since 2000)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
ANDREW L. BREECH c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1952
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1991
Principal occupation(s) during past five years	President, Dealer Operating Control Service, Inc. (automotive retail management) (since 1985)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None

36	Legg Mason Partners Convertible Fund

DWIGHT B. CRANE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Independent Consultant (since 1969); formerly, Professor, Harvard Business School (from 1969 to 2007)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
ROBERT M. FRAYN, JR. c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1934
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
FRANK G. HUBBARD c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	President of Avatar International, Inc. (business development) (since 1998)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None

Legg Mason Partners Convertible Fund	37

Additional information (unaudited) continued

Information about Trustees and Officers

HOWARD J. JOHNSON c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	From 1981 to 1998 and 2000 to Present
Principal occupation(s) during past five years	Chief Executive Officer, Genesis Imaging LLC (technology company) (since 2003)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
DAVID E. MARYATT c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1936
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Private Investor; President and Director, ALS Co. (real estate management and development firm) (since 1993)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
JEROME H. MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1995
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None

38	Legg Mason Partners Convertible Fund

KEN MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1942
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	President of Young Stuff Apparel Group, Inc. (apparel manufacturer) (since 1963)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
JOHN J. MURPHY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	President; Murphy Capital Management (investment advice) (since 1983)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	Director, Nicholas Applegate funds; Trustee, UBS Relationship Funds (since 2009); Trustee; Consulting Group Capital Markets Funds; formerly, Director, Atlantic Stewardship Bank (from 2004 to 2005); formerly, Director, Barclays International Funds Group Ltd. and affiliated companies (from 1983 to 2003)
THOMAS F. SCHLAFLY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1948
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Of Counsel, Husch Blackwell Sanders LLP (law firm) (since 1984); President, The Saint Louis Brewery, Inc. (brewery) (since 1989)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	Director, Citizens National Bank of Greater St. Louis, Maplewood, MO (since 2006)

Legg Mason Partners Convertible Fund	39

Additional information (unaudited) continued

Information about Trustees and Officers

JERRY A. VISCIONE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
INTERESTED TRUSTEE
R. JAY GERKEN, CFA[3] Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Trustee, President, Chairman, and Chief Executive Officer
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	Managing Director of Legg Mason; Chairman of the Board and Trustee/Director of 150 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; President of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason and its affiliates; formerly, Chairman, Smith Barney Fund Management LLC (“SBFM”) and CitiFund Management Inc. (“CFM”) (from 2002 to 2005); formerly, Chairman President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (from 2002 to 2005)
Number of portfolios in fund complex overseen by Trustee	137
Other board memberships held by Trustee	Trustee, Consulting Group Capital Markets Funds (from 2002 to 2006)
OFFICERS
KAPREL OZSOLAK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1965
Position(s) held with Fund[1]	Chief Financial Officer and Treasurer
Term of office[1] and length of time served[2]	Since 2004
Principal occupation(s) during past five years	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; formerly, Controller of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2002 to 2004)

40	Legg Mason Partners Convertible Fund

TED P. BECKER Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Chief Compliance Officer
Term of office[1] and length of time served[2]	Since 2006
Principal occupation(s) during past five years	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); formerly, Managing Director of Compliance at CAM or its predecessor (from 2002 to 2005);
JOHN CHIOTA Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1968
Position(s) held with Fund[1]	Chief Anti-Money Laundering Compliance Officer/Identity Theft Prevention Officer
Term of office[1] and length of time served[2]	Since 2006/2008
Principal occupation(s) during past five years	Identity Theft Prevention Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2008); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Vice President of Legg Mason or its predecessor (since 2004); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse
ROBERT I. FRENKEL Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1954
Position(s) held with Fund[1]	Secretary and Chief Legal Officer
Term of office[1] and length of time served[2]	Since 2003
Principal occupation(s) during past five years	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); formerly, Secretary of CFM (from 2001 to 2004)
THOMAS C. MANDIA Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1962
Position(s) held with Fund[1]	Assistant Secretary
Term of office[1] and length of time served[2]	Since 2000
Principal occupation(s) during past five years	Managing Director and Deputy General Counsel of Legg Mason (since 2005); formerly, Managing Director and Deputy General Counsel for CAM (from 1992 to 2005)

Legg Mason Partners Convertible Fund	41

Additional information (unaudited) continued

Information about Trustees and Officers

ALBERT LASKAJ Legg Mason 55 Water Street, New York, NY 10041
Birth year	1977
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2007
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2008); Controller of certain mutual funds associated with Legg Mason (since 2007); formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2005 to 2007); formerly, Accounting Manager of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2003 to 2005)
STEVEN FRANK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1967
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2005
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2002); Controller of certain mutual funds associated with Legg Mason or its predecessors (since 2005); formerly, Assistant Controller of certain mutual funds associated with Legg Mason predecessors (from 2001 to 2005)

[1]	Each Trustee and Officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

[2]	Indicates the earliest year in which the Trustee or Officer became a Board Member or Officer, as applicable for a fund in the Legg Mason Partners funds complex.

[3]	Mr. Gerken is an “interested person” of the Trust as defined in the 1940 Act because Mr. Gerken is an officer of LMPFA and certain of its affiliates.

42	Legg Mason Partners Convertible Fund

Important tax information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended July 31, 2009:

Record date:	MONTHLY	MONTHLY
Payable date:	AUGUST 2008 THROUGH DECEMBER 2008	JANUARY 2009 THROUGH JULY 2009
Ordinary income:
Qualified Dividend Income for Individuals	11.71%	32.03%
Dividends Qualifying for the Dividends
Received Deduction for Corporations	11.92%	31.28%
Tax Return of Capital	—	6.30%

Please retain this information for your records.

Legg Mason Partners Convertible Fund	43

Legg Mason Partners Convertible Fund

Trustees

Paul R. Ades

Andrew L. Breech

Dwight B. Crane

Robert M. Frayn, Jr.

R. Jay Gerken, CFA
Chairman

Frank G. Hubbard

Howard J. Johnson

David E. Maryatt

Jerome H. Miller

Ken Miller

John J. Murphy

Thomas F. Schlafly

Jerry A. Viscione

Investment manager

Legg Mason Partners Fund Advisor, LLC

Subadviser

ClearBridge Advisors, LLC

Distributor

Legg Mason Investor Services, LLC

Custodian

State Street Bank and Trust Company

Co-transfer agents

Boston Financial Data Services, Inc.

2 Heritage Drive

Quincy, Massachusetts 02171

PNC Global Investment Servicing

4400 Computer Drive

Westborough, Massachusetts 01581

Independent registered public accounting firm

KPMG LLP

345 Park Avenue

New York, New York 10154

Legg Mason Partners Convertible Fund

The Fund is a separate investment series of Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS CONVERTIBLE FUND

Legg Mason Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions are available (1) without charge, upon request, by calling Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of shareholders of Legg Mason Partners Convertible Fund. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

© 2009 Legg Mason Investor Services, LLC

Member FINRA, SIPC

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked eleventh largest money manager in the world, according to Pensions & Investments May 18, 2009, based on 12/31/08 worldwide assets under management.

www.leggmason.com/individualinvestors

©2009 Legg Mason Investor Services, LLC Member FINRA, SIPC

FD01020 9/09 SR09-899

NOT PART OF THE ANNUAL REPORT